For further information:         TRADED: NYSE (IEX)                            EX-99.1
Investor Contact:
William K. Grogan
Senior Vice President and Chief Financial Officer
(847) 498-7070

TUESDAY, OCTOBER 27, 2020

IDEX REPORTS THIRD QUARTER RESULTS

NORTHBROOK, IL, OCTOBER 27 - IDEX Corporation (NYSE: IEX) today announced its financial results for the three month period ended September 30, 2020.

Third Quarter 2020 Highlights
•Cash from operations of $153.7 million led to quarterly free cash flow of $135.3 million
•Operating margin of 22.6%; adjusted operating margin of 23.1%
•EPS of $1.37; adjusted EPS of $1.40
•Adjusted EBITDA margin of 26.9%

Third Quarter 2020
Orders of $570.3 million were down 3 percent compared with the prior year period (-5 percent organic, +1 percent acquisitions and +1 percent foreign currency translation).

Sales of $581.1 million were down 7 percent compared with the prior year period (-12 percent organic, +4 percent acquisitions and +1 percent foreign currency translation).
Gross margin of 43.3 percent was down 190 basis points compared with the prior year period as a result of lower volume and business mix, partially offset by price capture.

Operating income of $131.2 million resulted in an operating margin of 22.6 percent which was down 10 basis points compared with the prior year period as a result of lower volume and business mix, partially offset by price capture and cost savings in the current year as well as the asset impairment and fair value inventory step-up charges in the prior year period. Excluding $2.9 million of restructuring expenses, adjusted operating income was $134.1 million with an adjusted operating margin of 23.1 percent, down 210 basis points compared with the adjusted prior year period.

Provision for income taxes of $17.4 million in the third quarter of 2020 resulted in an effective tax rate (ETR) of 14.4 percent, which was lower than the prior year period ETR of 18.6 percent primarily due to benefits associated with the finalization of the Global Intangible Low-Tax Income regulations in the third quarter of 2020.

Net income was $103.8 million which resulted in EPS of $1.37. Excluding restructuring expenses, adjusted EPS was $1.40, a decrease of 12 cents, or 8 percent, from the adjusted prior year period EPS. EBITDA of $153.3 million was 26 percent of sales and covered interest expense by over 14 times. Adjusted EBITDA of $156.2 million was 27 percent of sales and covered interest expense by almost 15 times.

Cash from operations of $153.7 million was down 2 percent from the prior year period due to lower earnings in the third quarter of 2019. Cash from operations led to free cash flow of $135.3 million, which was down 7 percent from the prior year period and was 128 percent of adjusted net income due to higher capital expenditures in the third quarter of 2020.

“Our team continued to execute well in a challenging operating environment during the quarter, delivering essential products safely to our customers and producing better than expected financial results. Business conditions improved in the quarter, with September organic orders posting our first monthly year over year increase since February 2020. The improved commercial performance through the third quarter resulted in organic orders and sales being down 5 percent and 12 percent, respectively. Sales of $581 million in the third quarter drove adjusted operating margin of 23.1 percent and adjusted EPS of $1.40. Adjusted operating margin improved 200 basis points sequentially, primarily due to higher volume and additional cost actions we took in the second quarter.

Our team aggressively managed working capital, driving free cash flow of $135 million. Despite the global pandemic, the financial durability of our businesses has generated nearly $300 million of free cash flow over the past two quarters. We ended the quarter with record cash of $878 million and nearly $800 million available under our revolving credit facility. Our strong balance sheet and liquidity position are key strengths to leverage as we continue pivoting to offense. In the third quarter, we increased our year over year capital spending by two-thirds as we invest to support our organic growth.

Some of that investment is targeted at opportunities supporting the COVID-19 battle, including disinfection, testing and vaccines. One of the applications under development is associated with a rapid testing solution that will support the millions of tests needed as the world navigates COVID-19.

In the past I have discussed the four different phases of the COVID-19 pandemic. We have entered the third phase, which is living with the virus. While the macro environment remains fluid, I'm encouraged to see our business and the overall economy recover. Against that backdrop, we expect fourth quarter organic sales to continue to improve sequentially and be down approximately 3 to 5 percent versus prior year."

Andrew K. Silvernail
Chairman and Chief Executive Officer

Third Quarter 2020 Segment Highlights

Fluid & Metering Technologies
•Sales of $220.7 million reflected an 8 percent decrease compared to the third quarter of 2019 (-17 percent organic, +8 percent acquisition and +1 percent foreign currency translation).
•Operating income of $58.4 million resulted in an operating margin of 26.5 percent which was down 570 basis points compared with the prior year period primarily due to lower volume and higher restructuring expenses, partially offset by price capture and cost savings. Excluding $0.6 million of restructuring expenses, adjusted operating income was $59.0 million with an adjusted operating margin of 26.7 percent, a 550 basis point decrease compared to the adjusted prior year period.
•EBITDA of $66.3 million resulted in an EBITDA margin of 30.0 percent. Excluding $0.6 million of restructuring expenses, adjusted EBITDA of $66.9 million resulted in an adjusted EBITDA margin of 30.3 percent, a 400 basis point decrease compared to the adjusted prior year period primarily due to lower volume.

Health & Science Technologies
•Sales of $220.4 million reflected a 4 percent decrease compared to the third quarter of 2019 (-6 percent organic, +1 percent acquisition and +1 percent foreign currency translation).
•Operating income of $49.9 million resulted in an operating margin of 22.6 percent which was up 510 basis points compared with the prior year period primarily due to price capture and cost savings in the current year period and the asset impairment and fair value inventory step-up charges in the prior year period, partially offset by lower volume and the impact on margins from the Velcora acquisition. Excluding $1.0 million of restructuring expenses, adjusted operating income was $50.9 million with an adjusted operating margin of 23.1 percent, an 70 basis point decrease compared to the adjusted prior year period.
•EBITDA of $60.2 million resulted in an EBITDA margin of 27.3 percent. Excluding the $1.0 million of restructuring expenses, adjusted EBITDA of $61.2 million resulted in an adjusted EBITDA margin of 27.7 percent, a 10 basis point decrease compared to the adjusted prior year period primarily due to lower volume.

Fire & Safety/Diversified Products
•Sales of $140.9 million reflected a 9 percent decrease compared to the third quarter of 2019 (-10 percent organic and +1 percent foreign currency translation).
•Operating income of $37.1 million resulted in an operating margin of 26.3 percent which was down 90 basis points compared with the prior year period as a result of lower volume and higher restructuring expenses, partially offset by price capture and cost savings. Excluding $1.2 million of restructuring expenses, adjusted operating income was $38.3 million with an adjusted operating margin of 27.2 percent, which was flat compared to the adjusted prior year period.
•EBITDA of $40.6 million resulted in an EBITDA margin of 28.8 percent. Excluding the $1.2 million of restructuring expenses, adjusted EBITDA of $41.8 million resulted in an adjusted EBITDA margin of 29.7 percent, a 10 basis point increase compared to the prior year period primarily due to price capture and lower variable costs.

For the third quarter of 2020, Fluid & Metering Technologies contributed 38 percent of sales, 40 percent of operating income and 40 percent of EBITDA; Health & Science Technologies accounted for 38 percent of sales, 34 percent of operating income and 36 percent of EBITDA; and Fire & Safety/Diversified Products represented 24 percent of sales, 26 percent of operating income and 24 percent of EBITDA.

Corporate Costs
Corporate costs decreased to $14.1 million in the third quarter of 2020 from $17.2 million in the third quarter of 2019 primarily as a result of tightly controlling discretionary spending, restructuring savings and lower variable costs in 2020.

COVID-19 Impact
The Company has adapted to help in the fight against COVID-19 with several of our businesses pivoting to support many products that are being used in the fight against COVID-19. We have placed safety atop our list of priorities, implementing protocols at all of our facilities, including temperature taking, social distancing, enhanced cleaning and face coverings. These measures have enabled successful business continuity, allowing our facilities to remain in operation with only temporary shutdowns at the initial onset of the COVID-19 pandemic. Although we have remained in operation throughout the pandemic, satisfying customer needs in part through our focus on the development and manufacturing of products used in the fight against COVID-19, the pandemic and the enacted containment measures have adversely affected our business and results of operations. The businesses of our customers have been harmed by the economic conditions caused by COVID-19 and as a result, our customers are purchasing less product than they have historically purchased outside of these conditions. Based on currently available information and management's current expectations, the Company anticipates that organic sales will be down approximately 3 to 5 percent in the fourth quarter of 2020 but we believe our strong balance sheet, with over $1.6 billion of liquidity and gross leverage of 1.7 times, will provide IDEX the necessary capital to navigate the COVID-19 pandemic for the foreseeable future. Additionally, IDEX implemented cost reduction actions, including employee reductions, and continues to maintain a tight cost control environment. Despite our expectations and the actions taken to reduce costs, we can provide no assurances that access to our invested cash, cash equivalents or short-term investments will not be impacted by adverse conditions in the financial markets, including, without limitation, as a result of the impact of the COVID-19 pandemic and we cannot predict how long the COVID-19 pandemic will continue. Moreover, COVID-19 and related measures to contain its impact have caused material disruptions in both national and global financial markets and economies. The continuing impact of

COVID-19 and the enacted containment measures cannot be predicted and may continue to adversely affect, perhaps materially, our business, results of operations, financial condition and liquidity.

Non-U.S. GAAP Measures of Financial Performance
The Company supplements certain U.S. GAAP financial performance metrics with non-U.S. GAAP financial performance metrics. Management believes these non-U.S. GAAP financial performance metrics provide investors with greater insight, transparency and a more comprehensive understanding of the financial information used by management in its financial and operational decision making because certain of these adjusted metrics exclude items not reflective of ongoing operations, such as restructuring expenses, fair value inventory step-up charges and the loss on early debt redemption. Reconciliations of non-U.S. GAAP financial performance metrics to their most comparable U.S. GAAP financial performance metrics are defined and presented below and should not be considered a substitute for, nor superior to, the financial data prepared in accordance with U.S. GAAP. There were no adjustments to U.S. GAAP financial performance metrics other than the items noted below.
•Organic orders and sales are calculated excluding amounts from acquired or divested businesses during the first twelve months of ownership or divestiture and the impact of foreign currency translation.
•Adjusted gross profit is calculated as gross profit plus fair value inventory step-up charges.
•Adjusted gross margin is calculated as adjusted gross profit divided by net sales.
•Adjusted operating income is calculated as operating income plus fair value inventory step-up charges plus restructuring expenses.
•Adjusted operating margin is calculated as adjusted operating income divided by net sales.
•Adjusted net income is calculated as net income plus fair value inventory step-up charges plus restructuring expenses plus the loss on early debt redemption, net of the statutory tax expense or benefit.
•Adjusted EPS is calculated as adjusted net income divided by the diluted weighted average shares outstanding.
•EBITDA is calculated as net income plus interest expense plus provision for income taxes plus depreciation and amortization. We reconcile EBITDA to net income on a consolidated basis as we do not allocate consolidated interest expense or consolidated provision for income taxes to our segments.
•Adjusted EBITDA is calculated as EBITDA plus fair value inventory step-up charges plus restructuring expenses plus the loss on early debt redemption.
•Adjusted EBITDA margin is calculated as adjusted EBITDA divided by net sales.
•Free cash flow is calculated as cash flow from operating activities less capital expenditures.

Table 1: Reconciliations of the Change in Net Sales to Organic Net Sales

	Three Months Ended September 30, 2020				Nine Months Ended September 30, 2020
	FMT	HST	FSDP	IDEX	FMT	HST	FSDP	IDEX
Change in net sales	(8)%	(4)%	(9)%	(7)%	(9)%	(4)%	(13)%	(8)%
- Net impact from acquisitions	8%	1%	—%	4%	6%	3%	—%	3%
- Impact from FX	1%	1%	1%	1%	—%	—%	—%	—%
Change in organic net sales	(17)%	(6)%	(10)%	(12)%	(15)%	(7)%	(13)%	(11)%

Table 2: Reconciliations of Reported-to-Adjusted Gross Profit and Margin (dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Gross profit	$251,500	$281,978	$758,256	$858,149
+ Fair value inventory step-up charge	—	3,340	4,107	3,340
Adjusted gross profit	$251,500	$285,318	$762,363	$861,489

Net sales	$581,113	$624,246	$1,736,824	$1,888,576

Gross margin	43.3%	45.2%	43.7%	45.4%
Adjusted gross margin	43.3%	45.7%	43.9%	45.6%

Table 3: Reconciliations of Reported-to-Adjusted Operating Income and Margin (dollars in thousands)

	Three Months Ended September 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate		IDEX
Reported operating income (loss)	$58,402	$49,912	$37,103	$(14,204)	$131,213	$77,481	$40,170	$41,967	$(17,853)		$141,765
+ Restructuring expenses	585	978	1,249	105	2,917	—	11,196	104	656		11,956
+ Fair value inventory step-up charge	—	—	—	—	—	—	3,340	—	—		3,340
Adjusted operating income (loss)	$58,987	$50,890	$38,352	$(14,099)	$134,130	$77,481	$54,706	$42,071	$(17,197)	-17197000	$157,061

Net sales (eliminations)	$220,747	$220,378	$140,896	$(908)	$581,113	$240,861	$229,610	$154,543	$(768)		$624,246

Reported operating margin	26.5%	22.6%	26.3%	n/m	22.6%	32.2%	17.5%	27.2%	n/m		22.7%
Adjusted operating margin	26.7%	23.1%	27.2%	n/m	23.1%	32.2%	23.8%	27.2%	n/m		25.2%

	Nine Months Ended September 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$176,111	$150,562	$103,977	$(48,902)	$381,748	$223,493	$151,087	$125,909	$(55,659)	$444,830
+ Restructuring expenses	2,433	2,162	1,890	273	6,758	930	11,526	923	703	14,082
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	3,340	—	—	3,340
Adjusted operating income (loss)	$182,651	$152,724	$105,867	$(48,629)	$392,613	$224,423	$165,953	$126,832	$(54,956)	$462,252

Net sales (eliminations)	$666,720	$660,105	$412,296	$(2,297)	$1,736,824	$729,572	$687,153	$474,745	$(2,894)	$1,888,576

Reported operating margin	26.4%	22.8%	25.2%	n/m	22.0%	30.6%	22.0%	26.5%	n/m	23.6%
Adjusted operating margin	27.4%	23.1%	25.7%	n/m	22.6%	30.8%	24.2%	26.7%	n/m	24.5%

Table 4: Reconciliations of Reported-to-Adjusted Net Income and EPS (in thousands, except EPS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported net income	$103,848	$105,194	$276,710	$328,671
+ Restructuring expenses	2,917	11,956	6,758	14,082
+ Tax impact on restructuring expenses	(703)	(2,776)	(1,540)	(3,336)
+ Fair value inventory step-up charge	—	3,340	4,107	3,340
+ Tax impact on fair value inventory step-up charge	—	(735)	(932)	(735)
+ Loss on early debt redemption	—	—	8,421	—
+ Tax impact on loss on early debt redemption	—	—	(1,912)	—
Adjusted net income	$106,062	$116,979	$291,612	$342,022

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reported diluted EPS	$1.37	$1.37	$3.64	$4.30
+ Restructuring expenses	0.04	0.16	0.09	0.18
+ Tax impact on restructuring expenses	(0.01)	(0.04)	(0.02)	(0.04)
+ Fair value inventory step-up charge	—	0.04	0.05	0.04
+ Tax impact on fair value inventory step-up charge	—	(0.01)	(0.01)	(0.01)
+ Loss on early debt redemption	—	—	0.11	—
+ Tax impact on loss on early debt redemption	—	—	(0.02)	—
Adjusted diluted EPS	$1.40	$1.52	$3.84	$4.47

Diluted weighted average shares outstanding	75,960	76,577	76,119	76,415

Table 5: Reconciliations of EBITDA to Net Income (dollars in thousands)

	Three Months Ended September 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$58,402	$49,912	$37,103	$(14,204)	$131,213	$77,481	$40,170	$41,967	$(17,853)	$141,765
- Other (income) expense - net	(719)	(32)	340	(293)	(704)	295	1,272	(92)	(256)	1,219
+ Depreciation and amortization	7,163	10,230	3,854	104	21,351	5,507	10,296	3,566	154	19,523
EBITDA	66,284	60,174	40,617	(13,807)	153,268	82,693	49,194	45,625	(17,443)	160,069
- Interest expense					10,642					11,330
- Provision for income taxes					17,427					24,022
- Depreciation and amortization					21,351					19,523
Reported net income					$103,848					$105,194

Net sales (eliminations)	$220,747	$220,378	$140,896	$(908)	$581,113	$240,861	$229,610	$154,543	$(768)	$624,246

Reported operating margin	26.5%	22.6%	26.3%	n/m	22.6%	32.2%	17.5%	27.2%	n/m	22.7%
EBITDA margin	30.0%	27.3%	28.8%	n/m	26.4%	34.3%	21.4%	29.5%	n/m	25.6%

	Nine Months Ended September 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
Reported operating income (loss)	$176,111	$150,562	$103,977	$(48,902)	$381,748	$223,493	$151,087	$125,909	$(55,659)	$444,830
- Other (income) expense - net	(35)	(91)	148	7,299	7,321	612	1,636	273	(1,820)	701
+ Depreciation and amortization	19,370	30,806	11,409	389	61,974	16,653	29,438	10,745	510	57,346
EBITDA	195,516	181,459	115,238	(55,812)	436,401	239,534	178,889	136,381	(53,329)	501,475
- Interest expense					33,958					33,262
- Provision for income taxes					63,759					82,196
- Depreciation and amortization					61,974					57,346
Reported net income					$276,710					$328,671

Net sales (eliminations)	$666,720	$660,105	$412,296	$(2,297)	$1,736,824	$729,572	$687,153	$474,745	$(2,894)	$1,888,576

Reported operating margin	26.4%	22.8%	25.2%	n/m	22.0%	30.6%	22.0%	26.5%	n/m	23.6%
EBITDA margin	29.3%	27.5%	28.0%	n/m	25.1%	32.8%	26.0%	28.7%	n/m	26.6%

Table 6 : Reconciliations of EBITDA to Adjusted EBITDA (dollars in thousands)

	Three Months Ended September 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA(1)	$66,284	$60,174	$40,617	$(13,807)	$153,268	$82,693	$49,194	$45,625	$(17,443)	$160,069
+ Restructuring expenses	585	978	1,249	105	2,917	—	11,196	104	656	11,956
+ Fair value inventory step-up charge	—	—	—	—	—	—	3,340	—	—	3,340
Adjusted EBITDA	$66,869	$61,152	$41,866	$(13,702)	$156,185	$82,693	$63,730	$45,729	$(16,787)	$175,365

Adjusted EBITDA margin	30.3%	27.7%	29.7%	n/m	26.9%	34.3%	27.8%	29.6%	n/m	28.1%

	Nine Months Ended September 30,
	2020					2019
	FMT	HST	FSDP	Corporate	IDEX	FMT	HST	FSDP	Corporate	IDEX
EBITDA(1)	$195,516	$181,459	$115,238	$(55,812)	$436,401	$239,534	$178,889	$136,381	$(53,329)	$501,475
+ Restructuring expenses	2,433	2,162	1,890	273	6,758	930	11,526	923	703	14,082
+ Fair value inventory step-up charge	4,107	—	—	—	4,107	—	3,340	—	—	3,340
+ Loss on early debt redemption	—	—	—	8,421	8,421	—	—	—	—	—
Adjusted EBITDA	$202,056	$183,621	$117,128	$(47,118)	$455,687	$240,464	$193,755	$137,304	$(52,626)	$518,897

Adjusted EBITDA margin	30.3%	27.8%	28.4%	n/m	26.2%	33.0%	28.2%	28.9%	n/m	27.5%

(1) EBITDA, a non-GAAP financial measure, is reconciled to net income, its most directly comparable GAAP financial measure, immediately above in Table 5.

Table 7: Reconciliations of Cash Flows from Operating Activities to Free Cash Flow (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2020	2019	2020	2020	2019
Cash flows from operating activities	$153,686	$157,064	$169,453	$407,899	$376,902
- Capital expenditures	18,353	11,031	8,323	39,438	36,773
Free cash flow	$135,333	$146,033	$161,130	$368,461	$340,129

Conference Call to be Broadcast over the Internet
IDEX will broadcast its third quarter earnings conference call over the Internet on Wednesday, October 28, 2020 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Senior Vice President and Chief Financial Officer William Grogan will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 877.660.6853 (or 201.612.7415 for international participants) using the ID #13694806.

Forward-Looking Statements
This news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements may relate to, among other things, the anticipated continuing effects of the coronavirus pandemic, including with respect to the Company's sales, facility closures, supply chains and access to capital, capital expenditures, acquisitions, cost reductions, cash flow, revenues, earnings, market conditions, global economies and operating improvements, and are indicated by words or phrases such as “anticipates,” “estimates,” “plans,” “expects,” “projects,” “forecasts,” “should,” “could,” “will,” “management believes,” “the Company believes,” “the Company intends” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: the duration of the coronavirus pandemic and the continuing effects of the coronavirus on our ability to operate our business and facilities, on our customers, on supply chains and on the U.S. and global economy generally; economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors and levels of capital spending in certain industries, all of which could have a material impact on order rates and the Company's results, particularly in light of the low levels of order backlogs it typically maintains; the Company's ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the Company operates; developments with respect to trade policy and tariffs; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included in the Company’s most recent annual report on Form 10-K and the Company's subsequent quarterly reports filed with the SEC as well as the other risks discussed in the Company’s filings with the SEC. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances, except as may be required by law. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX
IDEX (NYSE: IEX) is a company that has undoubtedly touched your life in some way. In fact, IDEX businesses make thousands of products that are mission-critical components in everyday activities. Chances are the car you’re driving has a BAND-IT® clamp holding your side airbag safely in place. If you were ever in a car accident, a Hurst Jaws of Life® rescue tool may have saved your life. If you or a family member is battling cancer, your doctor may have tested your DNA in a quest to find the best targeted medicine for you. It’s likely your DNA test was run on equipment that contains components made by our growing IDEX Health & Science team. Founded in 1988 with three small, entrepreneurial manufacturing companies, we’re proud to say that we now call 40 diverse businesses around the world part of the IDEX family. With 7,000 employees and manufacturing operations in more than 20 countries, IDEX is a high-performing, global $2+ billion company committed to making trusted solutions that improve lives. IDEX shares are traded on the New York Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Financial reports follow)

IDEX CORPORATION
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net sales	$581,113	$624,246	$1,736,824	$1,888,576
Cost of sales	329,613	342,268	978,568	1,030,427
Gross profit	251,500	281,978	758,256	858,149
Selling, general and administrative expenses	117,370	128,257	369,750	399,237
Restructuring expenses	2,917	11,956	6,758	14,082
Operating income	131,213	141,765	381,748	444,830
Other (income) expense - net	(704)	1,219	7,321	701
Interest expense	10,642	11,330	33,958	33,262
Income before income taxes	121,275	129,216	340,469	410,867
Provision for income taxes	17,427	24,022	63,759	82,196
Net income	$103,848	$105,194	$276,710	$328,671

Earnings per Common Share:
Basic earnings per common share	$1.38	$1.39	$3.66	$4.34
Diluted earnings per common share	$1.37	$1.37	$3.64	$4.30

Share Data:
Basic weighted average common shares outstanding	75,352	75,698	75,423	75,532
Diluted weighted average common shares outstanding	75,960	76,577	76,119	76,415

IDEX CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$877,758	$632,581
Receivables - net	275,432	298,186
Inventories	302,410	293,467
Other current assets	65,152	37,211
Total current assets	1,520,752	1,261,445
Property, plant and equipment - net	293,304	280,316
Goodwill and intangible assets - net	2,280,657	2,167,776
Other noncurrent assets	130,882	104,375
Total assets	$4,225,595	$3,813,912

Liabilities and shareholders' equity
Current liabilities
Trade accounts payable	$134,782	$138,463
Accrued expenses	236,937	180,290
Short-term borrowings	150	388
Dividends payable	37,830	38,736
Total current liabilities	409,699	357,877
Long-term borrowings	1,044,112	848,864
Other noncurrent liabilities	375,255	343,942
Total liabilities	1,829,066	1,550,683
Total shareholders' equity	2,396,529	2,263,229
Total liabilities and shareholders' equity	$4,225,595	$3,813,912

IDEX CORPORATION
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities
Net income	$276,710	$328,671
Adjustments to reconcile net income to net cash provided by operating activities:
Asset impairments	85	9,680
Depreciation and amortization	30,851	29,599
Amortization of intangible assets	31,123	27,747
Amortization of debt issuance expenses	1,351	1,013
Share-based compensation expense	21,155	20,620
Deferred income taxes	1,323	11,528
Non-cash interest expense associated with forward starting swaps	5,153	4,737
Changes in (net of the effect from acquisitions):
Receivables	33,291	(2,071)
Inventories	17,920	(16,987)
Other current assets	(27,655)	(19,186)
Trade accounts payable	(11,496)	2,807
Accrued expenses	24,333	(23,222)
Other - net	3,755	1,966
Net cash flows provided by operating activities	407,899	376,902
Cash flows from investing activities
Purchases of property, plant and equipment	(39,438)	(36,773)
Acquisition of businesses, net of cash acquired	(118,159)	(87,180)
Proceeds from disposal of fixed assets	2,230	957
Other - net	(238)	407
Net cash flows used in investing activities	(155,605)	(122,589)
Cash flows from financing activities
Borrowings under revolving credit facilities	150,000	—
Proceeds from issuance of 3.0% Senior Notes	499,100	—
Payment of 4.5% Senior Notes	(300,000)	—
Payments under revolving credit facilities	(150,000)	—
Payments under other long-term borrowings	(352)	(49,923)
Payment of make-whole redemption premium	(6,756)	—
Debt issuance costs	(4,741)	—
Dividends paid	(114,248)	(109,227)
Proceeds from stock option exercises	28,729	35,595
Repurchases of common stock	(110,342)	(54,668)
Shares surrendered for tax withholding	(12,198)	(12,583)
Other - net	—	(1,865)
Net cash flows used in financing activities	(20,808)	(192,671)
Effect of exchange rate changes on cash and cash equivalents	13,691	(12,064)
Net increase in cash	245,177	49,578
Cash and cash equivalents at beginning of year	632,581	466,407
Cash and cash equivalents at end of period	$877,758	$515,985

IDEX CORPORATION
Company and Segment Financial Information - Reported
(dollars in thousands)
(unaudited)

	Three Months Ended September 30, (a)		Nine Months Ended September 30, (a)
	2020	2019	2020	2019
Fluid & Metering Technologies
Net sales	$220,747	$240,861	$666,720	$729,572
Operating income (b)	58,402	77,481	176,111	223,493
Operating margin	26.5%	32.2%	26.4%	30.6%
EBITDA(c)	$66,284	$82,693	$195,516	$239,534
EBITDA margin(c)	30.0%	34.3%	29.3%	32.8%
Depreciation and amortization	$7,163	$5,507	$19,370	$16,653
Capital expenditures	2,452	3,627	8,774	10,207

Health & Science Technologies
Net sales	$220,378	$229,610	$660,105	$687,153
Operating income (b)	49,912	40,170	150,562	151,087
Operating margin	22.6%	17.5%	22.8%	22.0%
EBITDA(c)	$60,174	$49,194	$181,459	$178,889
EBITDA margin(c)	27.3%	21.4%	27.5%	26.0%
Depreciation and amortization	$10,230	$10,296	$30,806	$29,438
Capital expenditures	10,558	4,984	20,842	16,201

Fire & Safety/Diversified Products
Net sales	$140,896	$154,543	$412,296	$474,745
Operating income (b)	37,103	41,967	103,977	125,909
Operating margin	26.3%	27.2%	25.2%	26.5%
EBITDA(c)	$40,617	$45,625	$115,238	$136,381
EBITDA margin(c)	28.8%	29.5%	28.0%	28.7%
Depreciation and amortization	$3,854	$3,566	$11,409	$10,745
Capital expenditures	2,340	2,257	6,534	8,744

Corporate Office and Eliminations
Intersegment sales eliminations	$(908)	$(768)	$(2,297)	$(2,894)
Operating income (b)	(14,204)	(17,853)	(48,902)	(55,659)
EBITDA(c)	(13,807)	(17,443)	(55,812)	(53,329)
Depreciation and amortization (d)	104	154	389	510
Capital expenditures	3,003	163	3,288	1,621

Company
Net sales	$581,113	$624,246	$1,736,824	$1,888,576
Operating income	131,213	141,765	381,748	444,830
Operating margin	22.6%	22.7%	22.0%	23.6%
EBITDA(c)	$153,268	$160,069	$436,401	$501,475
EBITDA margin(c)	26.4%	25.6%	25.1%	26.6%
Depreciation and amortization (d)	$21,351	$19,523	$61,974	$57,346
Capital expenditures	18,353	11,031	39,438	36,773

IDEX CORPORATION
Company and Segment Financial Information - Adjusted (Non-GAAP)
(dollars in thousands)
(unaudited)

		Three Months Ended September 30, (a)		Nine Months Ended September 30, (a)
		2020	2019	2020	2019
	Fluid & Metering Technologies
	Net sales	$220,747	$240,861	$666,720	$729,572
	Adjusted operating income (b)(c)	58,987	77,481	182,651	224,423
	Adjusted operating margin(c)	26.7%	32.2%	27.4%	30.8%
	Adjusted EBITDA(c)	$66,869	$82,693	$202,056	$240,464
	Adjusted EBITDA margin(c)	30.3%	34.3%	30.3%	33.0%
	Depreciation and amortization	$7,163	$5,507	$19,370	$16,653
	Capital expenditures	2,452	3,627	8,774	10,207

	Health & Science Technologies
	Net sales	$220,378	$229,610	$660,105	$687,153
	Adjusted operating income (b)(c)	50,890	54,706	152,724	165,953
	Adjusted operating margin(c)	23.1%	23.8%	23.1%	24.2%
	Adjusted EBITDA(c)	$61,152	$63,730	$183,621	$193,755
	Adjusted EBITDA margin(c)	27.7%	27.8%	27.8%	28.2%
	Depreciation and amortization	$10,230	$10,296	$30,806	$29,438
	Capital expenditures	10,558	4,984	20,842	16,201

	Fire & Safety/Diversified Products
	Net sales	$140,896	$154,543	$412,296	$474,745
	Adjusted operating income (b)(c)	38,352	42,071	105,867	126,832
	Adjusted operating margin(c)	27.2%	27.2%	25.7%	26.7%
	Adjusted EBITDA(c)	$41,866	$45,729	$117,128	$137,304
	Adjusted EBITDA margin(c)	29.7%	29.6%	28.4%	28.9%
	Depreciation and amortization	$3,854	$3,566	$11,409	$10,745
	Capital expenditures	2,340	2,257	6,534	8,744

	Corporate Office and Eliminations
	Intersegment sales eliminations	$(908)	$(768)	$(2,297)	$(2,894)
	Adjusted operating income (b)(c)	(14,099)	(17,197)	(48,629)	(54,956)
	Adjusted EBITDA(c)	(13,702)	(16,787)	(47,118)	(52,626)
	Depreciation and amortization(d)	104	154	389	510
	Capital expenditures	3,003	163	3,288	1,621

	Company
	Net sales	$581,113	$624,246	$1,736,824	$1,888,576
	Adjusted operating income(c)	134,130	157,061	392,613	462,252
	Adjusted operating margin(c)	23.1%	25.2%	22.6%	24.5%
	Adjusted EBITDA(c)	$156,185	$175,365	$455,687	$518,897
	Adjusted EBITDA margin(c)	26.9%	28.1%	26.2%	27.5%
	Depreciation and amortization (d)	$21,351	$19,523	$61,974	$57,346
	Capital expenditures	18,353	11,031	39,438	36,773

(a)	Three and nine month data includes the results of the Velcora acquisition (July 2019) in the Health & Science Technologies segment and the Flow MD acquisition (February 2020) in the Fluid & Metering Technologies segment.
(b)	Segment operating income excludes unallocated corporate operating expenses which are included in Corporate Office and Eliminations.
(c)
These are non-GAAP financial measures. For a reconciliation of these non-GAAP financial measures to their most comparable measure calculated and presented in accordance with GAAP, see the reconciliation tables above.

(d)	Depreciation and amortization excludes amortization of debt issuance costs.